Exhibit 10.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (“Amendment”), dated as of September 30, 2016 (“Amendment Date”), shall amend the employment agreement dated as of September 18, 2014, by and between Discovery Communications, LLC (“Company”) and Andrew Warren ("Executive"), as further amended (the “Employment Agreement”).

WHEREAS, Executive and Company previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with Company;

WHEREAS, Executive and Company amended the employment agreement in March 2016 to agree that Executive shall separate employment with Company as of December 31, 2016 and to set forth the terms of Executive’s transition and separation; and

WHEREAS, the parties now desire to adjust Executive’s separation date and to make certain other changes, as described below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the parties hereby agree to amend the Employment Agreement as follows:

1.	Term of Employment: The references in Section II to “December 31, 2016” are hereby replaced by “February 28, 2017.”

2.
Base Salary: Company shall increase Executive’s base salary under Section III(A) of the Employment Agreement by 3%, to $1,210,250. Company shall implement this increase within ten (10) days of the Amendment Date, and make the increase effective as of February 22, 2016.

3.
2016 Bonus: Executive’s annual bonus with respect to 2016 shall be calculated and paid in the normal course under the provisions of Section III(B) of the Employment Agreement, except that the amount of the bonus shall be not less than the median (expressed as percentage of target) of the 2016 annual bonus payouts for Company’s other Section 16 executive officers who are direct reports to the Chief Executive Officer of Company.

4.	2017 Bonus: For the avoidance of doubt, Executive shall be eligible for the Prorated Bonus for 2017, as provided in Section IV(D)(2)(b)(i) of the Employment Agreement.

5.	Offset: Section IV(E) of the Employment Agreement, providing for offset of the Severance Payment, is eliminated effective on the Amendment Date.

6.	General Release of Claims.

(a)    In exchange for the consideration set forth above, Executive, on behalf of Executive, Executive’s heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its parent, subsidiaries, affiliates and related entities, as well as all of their respective officers, directors, stockholders, members, partners, agents, employees and representatives (hereafter collectively “DCL Parties”), from all obligations, claims, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys' fees, actions or causes of action whatsoever, whether known or unknown, Executive ever had or now has or claims to have against the DCL Parties from the beginning of the world to the day and date Executive executes this Agreement, including specifically but not exclusively, and without limiting the generality of the foregoing, any and all claims, demands and causes of action, known or unknown, arising out of any transaction, act or omission concerning Executive’s employment by any DCL Party, and all claims of every kind that may arise under any federal, state or local statutory or common law, applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Labor-Management Relations Act, the Fair Credit Reporting Act, as well as any similar state or local statute(s); or any action arising in tort or contract; provided, however, that nothing contained herein shall release Company from the (1) obligations set forth in this Amendment or the Employment Agreement (including, but not limited, to, the obligation to make the Severance Payment), (2) claims for vested benefits under any tax qualified benefit plan, (3) any claims for unemployment or worker’s benefit insurance, (4) any claim that arises after the date Executive signs this Amendment, or (5) any claim that cannot by law be released.

(b)     Executive further acknowledges that the consideration provided by this Amendment is in addition to that to which Executive otherwise would have been entitled to receive in the absence of this Amendment, and that Executive executes this release of claims voluntarily and with full knowledge of all relevant information. Executive hereby acknowledges that Executive is familiar with the fact that certain state statutes provide that general releases do not extend to claims that an individual does not know or suspect to exist in the individual’s favor at the time the individual executes such a release, which if known by the individual may have materially affected execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits Executive may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect.

(c)    Executive represents that Executive has executed this Amendment voluntarily and with full knowledge of all relevant information, and that Executive has been advised to consult with an attorney prior to entering into this Amendment. The parties agree that

Executive has until September 30, 2016, to execute this Amendment, and may not execute this Amendment prior to that date.

7.
Entire Agreement:   This Amendment contains the entire agreement of the parties with respect to the subject matter of the Amendment and supersedes any agreements, oral or written, that relate to the subject matter hereof, except that this Amendment does not affect the rights and obligations of the Employment Agreement except as specifically amended by this Amendment. For the avoidance of doubt, Company’s obligation to make the Severance Payment, and the requirement that Executive execute the release agreement required by Section IV(D)(3) of the Employment Agreement, continue to apply. This Amendment may be executed in one or more counterparts, all of which together shall constitute a single instrument.

EXECUTIVE:                            DATE:

/s/ Andrew Warren                            9/30/16
Andrew Warren

Discovery Communications, LLC                    DATE:

/s/ Adria Alpert Romm                        9/30/16

Name: Adria Alpert Romm

Title: Chief HR and Global Diversity Officer